Exhibit 10.122

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into between Robert S. Thomas, a resident of North Carolina (“Thomas”), and Charles & Colvard, Ltd., a North Carolina corporation (“Company”), effective as of the 31st day of July, 2008 (the “Effective Date”).

WHEREAS, Thomas served in the position of Chief Executive Officer, Chairman of the Board, and as a Director of the Company; and

WHEREAS, Thomas resigned from all such positions with the Company as of July 21, 2008, and has resigned from employment as of the Effective Date; and

WHEREAS, the parties wish for Thomas’s departure from his employment and positions to be achieved in an amicable fashion, with Thomas available to perform consulting services for the Company as set out herein, and to provide a clear understanding of the parties rights and liabilities;

THEREFORE, the parties agree as follows:

1. Resignation Date. Thomas resigned from all positions with the Company, including any subsidiaries and affiliates, as of July 21, 2008, and has resigned from his employment as of the “Effective Date.”

2. Consulting and Assistance in Litigation. Commencing on the Effective Date, and continuing for a period of two years thereafter, Thomas will make himself reasonably available to perform services, at such hours and such places as may be reasonably requested by the Company, of an advisory or consulting nature on behalf of Company on the terms set out herein. Unless otherwise agreed by Company and Thomas in writing, Thomas’s compensation for providing consulting services and litigation assistance shall be as set forth in Section 3(a) below. Such litigation assistance shall include but not be limited to providing assistance to Company as may reasonably be requested in connection with the litigation entitled Charles & Colvard, Ltd. v. Jewelnet Corporation d/b/a K&G Creations and Jewelnet Acquisition Corporation d/b/a K&G Creations and with any investigation, inquiry, litigation or other proceeding in which the Company is or may become involved, and which arises out of facts and circumstances known to Thomas (and without regard to whether Thomas is a party thereto). The Company shall provide to Thomas from time to time, in writing, a single point-of-contact for Thomas at the Company and with counsel to coordinate the services to be provided hereunder.

3. Compensation.

(a) Compensation. In consideration of Thomas agreeing to make himself available to provide consulting services and litigation assistance as set out in Section 2 during the two year period commencing on the Effective Date, Thomas will be paid at the rate of $10,416.67 per month in arrears. Additionally, the Company will reimburse expenses reasonably incurred in performing such services pursuant to the Company’s standard policy.

(b) Payments for COBRA Continuation Coverage. Upon resignation from employment, Thomas will be provided with the option to continue his current individual and family dependent medical and dental insurance coverage (the “Continuation Coverage”) under Company’s medical and dental plans pursuant to the requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If Thomas elects the Continuation Coverage, the Company will pay Thomas’s COBRA premium for 18 months from the Effective Date or until such time that Thomas is no longer eligible for the Continuation Coverage. With respect to the calendar year during which the Continuation Coverage is provided to Thomas and his dependents pursuant to this subsection (b), to the extent that the Continuation Coverage benefits constitute taxable income to Thomas, Company shall report as income to Thomas for federal and state income tax purposes the value of the Continuation Coverage.

(c) Equity Awards. Upon resignation and for the duration of this Agreement, any stock options granted to Thomas shall continue to vest and be exercisable following resignation in accordance with the terms of such stock option agreement. The Company agrees that the Company shall not exercise negative discretion to alter such post-termination exercise and vesting terms.

4. Death After Effective Date. Should Thomas die after the Effective Date, Company will pay to Thomas’s estate any payments provided for in Sections 3(a)-(b) above which remain unpaid through his date of death, and notwithstanding Section 3(c), all rights with respect to any outstanding stock options at the time of Thomas’s death shall be governed by the terms of the applicable stock option agreements.

5. Return and Use of Company Property; Preservation of Records. Unless otherwise mutually agreed by the parties as necessary or appropriate for the performance of the services provided for herein, following the Effective Date, Thomas will promptly return to Company all Company property, including, but not limited to, computers, credit cards, personal digital assistant and Company Confidential Information (both written and electronic copies) as required under Section 7(a). Thomas may retain his blackberry/cell phone and pertinent numbers, provided that he assumes service costs related to such devices as of August 1, 2008. Thomas shall remove all of his personal belongings from his office. Thomas shall be provided a Company laptop computer and such access as needed to perform his duties hereunder. During the term of this Agreement, the Company shall preserve and maintain records pertaining to Thomas’s employment and shall make such records reasonably available to Thomas during normal working hours.

6. Restrictive Covenants. Thomas acknowledges that Company is engaged in a highly competitive business and that Company has made substantial investments of time and capital in the development of its business and the goodwill associated with its business and will continue to make such substantial investments. In order to protect Company against possible injury or damage, Thomas agrees as follows:

(a) Nondisclosure. Thomas acknowledges that as a result of his employment by Company, he has used, acquired and added to Confidential Information relating to Company which is proprietary to Company. Thomas agrees that he shall not at any time, directly or indirectly, divulge or disclose to any person, for any purpose, any Confidential Information unless legally required to do so. “Confidential Information,” as that term is used in this Agreement, shall mean all information concerning Company, including, but not limited to, business plans and models, specifications, technical data, designs, formulas, computer software programs, manuals, methods of operation, accounting and financial information, customer lists, pricing structure and other product information, which has ever been or will be revealed to or discovered by Thomas, unless such information was generally available to the public prior to disclosure by Thomas or subsequently became publicly available through no act of Thomas that was not authorized by Company. Such information shall be considered “Confidential Information” whether it was disclosed to Thomas by plans, drawings, reports or other written materials, by conversation with employees or agents of Company, by observation or inspection of physical objects or by any other method. Six months following the termination of this Agreement, the parties agree that there will be a presumption that the information which Thomas continues to have is no longer “Confidential Information.” Promptly following the Effective Date, Thomas shall, on a best efforts basis immediately deliver, or cause to be delivered, to Company any and all documents, statements or other information (both written and electronic copies) in his possession or control obtained from Company containing Confidential Information (including, but not limited to, photocopies as taken by Thomas or any other person in or outside Company, and Thomas’s handwritten or typed notes containing such Confidential Information), other than such Confidential Information as is mutually agreed to by the Company and Thomas as necessary for Thomas to retain to perform his consulting duties hereunder. The return of documents provided for herein shall in no way obviate the obligation of Thomas to maintain the confidentiality of the Confidential Information as provided for herein. Notwithstanding the provisions of this Section Thomas may disclose Confidential Information to his attorneys and accountants provided they are made aware of and agree to maintain such Confidential Information in accordance with the terms of this Agreement.

(b) Non-Competition. Thomas acknowledges that the Covenant Not to Compete in his Employment Agreement dated March 1, 1999, as amended, is a valid and binding agreement and in consideration of the compensation paid to him under this Agreement, Thomas will abide by the restrictive covenants contained therein for a period of one (1) year following the termination of this Agreement.

(c) Nondisparagement. Thomas agrees that he will not make disparaging comments regarding Company or any of its officers or directors to any third party. Company agrees that neither it nor any of its officers or directors in their capacities as officers or directors will make disparaging comments regarding Thomas to any third party.

(d) Breach. In addition to any other remedies (including injunctive relief), Thomas agrees that if he breaches the restrictive covenants or any other material provision of this Agreement, Company’s obligation to make any remaining payments pursuant to Section 3 of this Agreement is terminated and Thomas will be liable to Company for, and will immediately repay to Company, the gross amount paid pursuant to Section 3(a) and (b) of this Agreement.

7. Opportunity to Seek Counsel. Thomas acknowledges by signing this Agreement that he has read and understands this document, that he has conferred with or had the opportunity to confer with an attorney of his choice regarding the terms and meaning of this Agreement, that he has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to him as set forth herein, and that he has signed the same KNOWINGLY AND VOLUNTARILY.

8. Arbitration. Except as provided below, any dispute or controversy arising between the parties to this Agreement involving the interpretation or application of any provision of this Agreement, or arising out of this Agreement, shall be submitted to arbitration at Raleigh, North Carolina, pursuant to the Commercial Rules (the “Rules”) of the American Arbitration Association (“AAA”) by an arbitrator mutually agreed upon by the parties. Such arbitrator shall be selected by the parties hereto in accordance with and within the period specified by the Rules (“Arbitrator Designation Period”). In the event Company and Thomas are unable to agree on an arbitrator within the Arbitrator Designation Period, AAA shall appoint a neutral arbitrator in accordance with the Rules no later than ten (10) days following the expiration of the Arbitrator Designation Period. The designated arbitrator shall not be an agent, Thomas, shareholder, relative or affiliate of Company or Thomas. The arbitrator may, in his or her discretion, award to the prevailing party its costs of the proceeding, including attorneys’ fees and expenses. The decision of the arbitrator shall be final and binding on the parties, and judgment upon the decision may be entered in the state courts or federal courts having jurisdiction over Wake County, North Carolina. Notwithstanding the foregoing, either party shall have the right to institute an action against the other party in the federal or state courts of Wake County, North Carolina seeking injunctive relief to enjoin any continuing or threatened breach by the other party of any term of this Agreement.

9. Governing Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the state of North Carolina. In the event that any paragraph, subparagraph or provision of this Agreement shall be determined to be partially contrary to governing law or otherwise partially unenforceable, the paragraph, subparagraph, or provision and this Agreement shall be enforced to the maximum extent permitted by law, and if any paragraph, subparagraph, or provision of Agreement shall be determined to be totally contrary to governing law or otherwise totally unenforceable, the paragraph, subparagraph, or provision shall be severed and disregarded and the remainder of this Agreement shall be enforced to the maximum extent permitted by law.

10. Entire Agreement. This Agreement expresses the entire agreement between the parties with reference to the terms of the resignation of Thomas and supersedes and replaces any prior understanding or arrangement as to such resignation, (other than any benefit plans governing such terms), whether written or oral, between Thomas and Company. To avoid any misunderstanding, the Indemnification Agreement of December 4, 2007 between Thomas and the Company and other statutory or corporate indemnification provided to a former Director and officer, expressly survives the execution of this Agreement.

11. Modification of Agreement. No waiver or modification of this Agreement shall be valid unless in writing and signed by the party to be charged therewith.

Charles & Colvard, Ltd.

By:	/s/ Dennis M. Reed	/s/ Robert S. Thomas
	Dennis M. Reed, President	Robert S. Thomas

Date: 8/1/08		Date: 1 August 2008